Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Closes $49.8 Million Transaction with Legend Healthcare

MURFREESBORO, Tenn. – (October 31, 2011) National Health Investors, Inc. (NYSE:NHI) announced today a purchase and lease transaction involving four skilled nursing facilities located in Texas for a purchase price of $49.8 million.  The facilities have an average age of two years with 498 beds that are operated  by affiliates of Legend Healthcare, LLC.  The transaction was funded from available cash and from borrowings on NHI’s revolving credit facility.

A current tenant of NHI and a specialist in the operation of transitional care and skilled nursing facilities, Legend is eligible for an additional payment of $5.5 million related to the transaction if they attain certain performance metrics over the course of the next two years. The four facilities are being leased to Legend over 15 years at an initial lease rate of 9% on NHI’s invested amount plus annual escalators. Lease service coverage is projected to cover in excess of 1.5x after a 5% management fee and an annual capital expenditure requirement. Legend has the option to purchase the facilities after seven years. NHI has an option to purchase and leaseback a fifth facility with similar terms.

Justin Hutchens, NHI CEO and President, noted, “We are acquiring new, well-located properties while expanding our relationship with Legend Healthcare, an established and reputable private regional operator with a very strong credit history with NHI. We continue to successfully execute our selective growth plan resulting in investment volume of over $100 million during the past year and over $300 million over the past couple of years.”

About National Health Investors

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, and hospitals based on acute and rehabilitative care.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com